EXHIBIT 99.1

Camber Energy, Inc. Provides Update on Planned Merger With Viking Energy Group, Inc. and Addresses Unusual Trading Volume

HOUSTON, TX – October 9, 2020 (GlobeNewswire) – Camber Energy, Inc. (NYSE American: CEI) (“Camber” or the “Company”) today announced that Camber, together with Viking Energy Group, Inc. (OTCQB: VKIN) (“Viking”), who, as previously disclosed, are parties to the pending merger transaction, are currently working to finalize an amendment to Camber’s Registration Statement on Form S-4, which Camber plans to file early next week, to respond to customary Securities and Exchange Commission (SEC) comments which Camber received on such filing.Once Camber has cleared comments from the SEC on the Form S-4, the parties plan to promptly move forward with setting the record dates for their special meetings to seek stockholder approvals for the merger and other items set forth in the joint proxy statement/prospectus included in the Form S-4 (“Joint Proxy”).

To date, Camber and Viking have each satisfied nearly all of their respective conditions to closing the merger, provided that such merger remains subject to certain remaining conditions to closing, including, effectiveness of the Form S-4, approval of the stockholders of each of Camber and Viking of the merger and certain of the other proposals set forth in the Joint Proxy, and approval of the NYSE American for the continued listing of Camber’s common stock following the merger, which the parties anticipate requiring the combined company to satisfy the initial listing standards of the NYSE American.

As disclosed previously, the planned merger contemplates Camber issuing newly-issued shares of common stock and Series A Convertible Preferred Stock to the equity holders of Viking in exchange for 100% of the outstanding equity securities of Viking by means of a reverse triangular merger in which a newly formed wholly-owned subsidiary of Camber will merge with and into Viking, with Viking continuing as the surviving corporation and as a wholly-owned subsidiary of Camber after the merger. If the closing of the merger occurs (the “Closing”), the Viking equity holders prior to the merger will own approximately 80% of Camber’s fully-diluted common stock immediately after the merger, and the Camber equity holders prior to the merger shall own approximately 20% of Camber’s fully-diluted common stock immediately after the merger, subject to adjustment mechanisms set out in the merger agreement, as amended, and in each case on a fully-diluted, as-converted basis as of immediately prior to the Closing (including options, warrants and other rights to acquire equity securities of Viking or Camber), but without taking into account any shares of common stock issuable to the holder of Camber’s Series C Preferred Stock upon conversion of the Series C Preferred Stock. Completion of the merger is subject to a number of closing conditions, as set out in the merger agreement.

Details regarding the planned merger, along with copies of the Amended and Restated Agreement and Plan of merger governing the terms of the merger (the “merger agreement”), were included in Viking’s and Camber’s Current Reports on Form 8-K, filed with the Securities and Exchange Commission on September 3, 2020, and are available under “investors” – “SEC filings” at www.vikingenergygroup.com and www.camber.energy.

The parties are also working on an amendment to the merger agreement to extend the termination date thereof to December 31, 2020, and are continuing to work diligently to close the merger before the end of the year.

Camber is also aware that its common stock experienced an unusually high trading volume and a sharp increase in trading price on October 8, 2020 (rising from $0.70 per share at the open of trading, to as high as $1.43 per share, and closing at $1.25 per share). Camber is not aware of any reason for the increased volume or increase in trading price, nor is Camber aware of any material information regarding the Company or its operations which has not already been made public.

The Company encourages the public to thoroughly research any investment before making a financial commitment and/or seek the advice of a licensed broker before investing in the Company’s stock or any other company’s stock. The Company recommends that the public only read, review and rely on press releases and other marketing efforts that are released by, and/or are specifically endorsed by, the Company. Furthermore, the Company recommends that investors review the Company’s periodic (Form 10-Q and Form 10-K), current report (Form 8-K) and other information as filed with the SEC, including the Joint Proxy, and including the Company’s description of business operations, financial statements, and results of operations as disclosed therein, prior to purchasing the Company’s securities. Finally, the Company strongly suggests that the public read and review its “risk factors” as filed from time to time in its periodic (Form 10-Q and Form 10-K) filings with the Commission (and as set forth in the Joint Proxy, as amended from time to time) before making any investment in the Company.

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As of October 9, 2020, the Company had 25,000,000 shares of common stock authorized and 25,000,000 shares of common stock issued and outstanding. The increase in our outstanding shares of common stock from the date of the Company’s April 16, 2020 increase in authorized shares of common stock (from 5 million shares, to 25 million shares, pursuant to the approval of the stockholders of the Company at the annual meeting of stockholders held on the same day), is almost solely entirely due to conversions of shares of Series C Preferred Stock of the Company into common stock, and conversion premiums due thereon, which are payable in shares of common stock, pursuant to the designation of such Series C Preferred Stock. The conversions are in the sole discretion of the Series C Preferred Stockholder. The number of shares of common stock due to the Series C Preferred Stockholder is subject to increase and adjustment as the price of the Company’s common stock declines in value.

About Viking:

Viking is an independent exploration and production company focused on the acquisition and development of oil and natural gas properties in the Gulf Coast and Mid-Continent region. The company owns oil and gas leases in Texas, Louisiana, Mississippi and Kansas. Viking targets undervalued assets with realistic appreciation potential.

About Camber:

Based in Houston, Texas, Camber Energy (NYSE American: CEI) is a growth-oriented, independent oil and gas company engaged in the development of crude oil, natural gas and natural gas liquids in Texas and Louisiana. For more information, please visit the company's website at www.camber.energy.

Forward-Looking Statements

Certain of the matters discussed in this communication which are not statements of historical fact constitute forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “would,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify forward-looking statements but are not the exclusive means of identifying these statements.

Important factors that may cause actual results and outcomes to differ materially from those contained in such forward-looking statements include, without limitation, the occurrence of any event, change or other circumstances that could give rise to the parties failing to complete the merger on the terms disclosed, if at all, the right of one or both of Viking or Camber to terminate the merger agreement and the result of such termination; the outcome of any legal proceedings that may be instituted against Viking, Camber or their respective directors; the ability to obtain regulatory approvals and other consents, and meet other closing conditions to the merger on a timely basis or at all, including the risk that regulatory approvals or other consents required for the merger are not obtained on a timely basis or at all, or which are obtained subject to conditions that are not anticipated or that could adversely affect the combined company or the expected benefits of the transaction; the ability to obtain approval by Viking stockholders and Camber stockholders on the expected schedule; required closing conditions which may not be able to be met and/or consents which may not be able to be obtained; difficulties and delays in integrating Viking’s and Camber’s businesses; prevailing economic, market, regulatory or business conditions, or changes in such conditions, negatively affecting the parties, including, but not limited to, as a result of the recent volatility in oil and gas prices and the status of the economy (both US and global) due to the Covid-19 pandemic and actions taken to slow the spread of Covid-19; risks that the transaction disrupts Viking’s or Camber’s current plans and operations; failing to fully realize anticipated cost savings and other anticipated benefits of the merger when expected or at all; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger; the ability of Camber to obtain the approval of its Series C Preferred Stock holder to close the merger, to the extent required; the ability of Viking or Camber to retain and hire key personnel; the diversion of management’s attention from ongoing business operations; uncertainty as to the long-term value of the common stock of the combined company following the merger; the continued availability of capital and financing prior to, and following, the merger; the business, economic and political conditions in the markets in which Viking and Camber operate; and the fact that Viking’s and Camber’s reported earnings and financial position may be adversely affected by tax and other factors.

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Other important factors that may cause actual results and outcomes to differ materially from those contained in the forward-looking statements included in this communication are described in the Form S-4, and Viking’s and Camber’s publicly filed reports, including Viking’s Annual Report on Form 10-K for the year ended December 31, 2019 and Camber’s Annual Report on Form 10-K for the year ended March 31, 2020, and subsequently filed Quarterly Reports on Form 10-Q.

Viking and Camber caution that the foregoing list of important factors is not complete, and they do not undertake to update any forward-looking statements that either party may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Viking, Camber or any person acting on behalf of either party are expressly qualified in their entirety by the cautionary statements referenced above.

Additional Information and Where to Find It

In connection with the proposed merger, on September 4, 2020 Camber filed with the SEC an amended registration statement on Form S-4 to register the shares of Camber’s common stock to be issued in connection with the merger. The registration statement includes a preliminary joint proxy statement/prospectus which, when finalized, will be sent to the respective stockholders of Viking and Camber seeking their approval of their respective transaction-related proposals. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE FINAL REGISTRATION STATEMENT ON FORM S-4 AND THE RELATED JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VIKING, CAMBER AND THE PROPOSED MERGER.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from Viking at its website, www.Viking.com, or from Camber at its website, www.Camber.energy. Documents filed with the SEC by Viking will be available free of charge by accessing Viking’s website at www.vikingenergygroup.com under the heading “Investors” – “SEC Filings”, or by directing a request by telephone or mail to Viking Energy Group, Inc. at 15915 Katy Freeway, Suite 450, Houston, Texas, 77094, (281) 404-4387, and documents filed with the SEC by Camber will be available free of charge by accessing Camber’s website at www.camber.energy under the heading “Investors” – “SEC Filings”, or by directing a request by telephone or mail to Camber Energy, Inc. at 1415 Louisiana, Suite 3500, Houston, Texas, 77002, (210) 998-4035.

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Participants in the Solicitation

Viking, Camber and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the respective stockholders of Viking and Camber in respect of the proposed merger under the rules of the SEC. Information about Viking’s directors and executive officers is available in Viking’s Annual Report on Form 10-K for the year ended December 31, 2019. Information about Camber’s directors and executive officers is available in Camber’s Annual Report on Form 10‑K for the year ended March 31, 2020. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the final joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the merger when they become available. Investors should read the final joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Viking or Camber using the sources indicated above.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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